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                                                                   EXHIBIT 21.01


                      LIST OF SUBSIDIARIES OF AMBAC INC.
                      ---------------------------------


        The following list of significant and other subsidiaries of AMBAC Inc. omits certain subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. The jurisdiction of incorporation of each subsidiary is included in parentheses after its name.


AMBAC INDEMNITY CORPORATION (Wisconsin)

AMBAC CAPITAL CORPORATION (Delaware)

AMBAC CAPITAL MANAGEMENT, INC. (Delaware)

AMBAC FINANCIAL SERVICES HOLDINGS, INC. (Delaware)

AMBAC FINANCIAL SERVICES, LIMITED PARTNERSHIP (Delaware)